Exhibit 99.1

Contact: Bob Williams

Blue Ridge Paper Products Inc.

Phone: (828)  454-0687

Email: willib@blueridgepaper.com

For Immediate Release

Blue Ridge Paper Products Announces New 3-Year Labor Agreement
with United Steel Workers

CANTON, N.C. (July 10, 2006) — On Friday, July 7, 2006 the United Steelworkers International Union (USW) ratified a new 3-year labor agreement with Blue Ridge Paper Products Inc.. There are approximately 1500 USW represented Blue Ridge employees in North Carolina, Ohio, Iowa, and Georgia.

The new contract provides for annual increases of 4%, 3% and 3% over the next 3 years, retroactive to May 14, 2006. In addition to the annual increases above, the Company agreed to increase its contribution to the bargaining unit pension plan in order for benefits to remain at current levels. Modifications to the employees healthcare plan were also made, which included eliminating the highest cost and less utilized healthcare plan, and increasing employee contributions toward healthcare to 20% of the cost of that benefit in locations where the contributions were less than 20%.

Commenting on the new contract, President and CEO Rich Lozyniak said, “Our employees have done an outstanding job over the last seven years, during very difficult circumstances, including poor markets, rising raw material and energy costs, and even natural disasters. We believe this new contract rewards our employees for their effort to the degree that can be afforded and, at the same time, ensures the long-term viability of the Company.”

He added, “This contract ratification demonstrates the stability of our relationship and the commitment of our employees to our customers, suppliers, the financial community, and the communities in which we live.”

Headquartered in Canton, N.C., Blue Ridge Paper Products Inc. is a leading producer of envelope and specialty papers and coated bleached board for food service packaging. Blue Ridge has six plants in five states, including a pulp and paper mill in Canton, N.C.; an extrusion coating plant in Waynesville, N.C. and four DairyPak converting plants in Athens, Ga.; Clinton, Iowa; Olmsted Falls, Ohio; and Richmond, Virginia.

Blue Ridge Paper Products is owned by KPS Special Situations Fund, L.P., and by the employees of Blue Ridge Paper through an employee stock ownership plan (ESOP). Find out more by visiting their website at www.blueridgepaper.com.

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